UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant To Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 20, 2005

BRANDYWINE REALTY TRUST

(Exact name of issuer as specified in charter)

MARYLAND	1-9106	23-2413352

(State or Other Jurisdiction of Incorporation or Organization)	(Commission file number)	(I.R.S. Employer Identification Number)

401 Plymouth Road, Suite 500 Plymouth Meeting, Pennsylvania 19462

(Address of principal executive offices)

(610) 325-5600

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.     Entry into a Material Definitive Agreement.

     In 1998, we acquired a portfolio of properties from Donald E. Axinn and affiliates. Upon completion of our acquisition, Mr. Axinn joined our Board. Our 1998 agreement provides for our acquisition in September 2005 of an approximately 141,724 square foot office building located at 101 Paragon Drive, Montvale, New Jersey for $11.0 million from an entity primarily owned and controlled by Mr. Axinn. Under the agreement, we would acquire the office building free and clear of the existing mortgage. As part of our agreement to acquire 101 Paragon, we paid Mr. Axinn $500,000 in 1998 and received the right to receive the excess of rental payments from the tenant at the property over the debt service on the mortgage that encumbers the property.

      On June 20, 2005, we entered into an agreement with Mr. Axinn that provides for the following: (i) Mr. Axinn will pay us $500,000; (ii) our obligation to fund $11.0 million to acquire 101 Paragon will be deferred for approximately five years from September 2005 and the amount of our obligation will be reduced to $5.5 million, with Mr. Axinn assuming responsibility to fund the remaining $5.5 million; and (iii) we and Mr. Axinn will share equally in any net cash flow and in any proceeds of a sale of 101 Paragon, and we will each be required to fund one-half of any operating expenses associated with ownership of 101 Paragon. The following related events will occur in connection with the modification: (i) the maturity date of the existing mortgage loan will be extended by approximately five years from September 2005 and the interest rate on the mortgage loan will be fixed at 5.65% per annum and (ii) the lease of the property to an unaffiliated third party will be extended by approximately five years from September 2005 on market terms (with termination rights after 18 and 36 months upon payment by the tenant of a termination fee). Mr. Axinn will fund brokerage and lender fees and similar transaction costs associated with the modification.

Item 9.01.     Financial Statements and Exhibits.

     Exhibits

     10.1      Modification Agreement between Brandywine Operating Partnership, L.P. and Donald E. Axinn.

Signatures

     Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

BRANDYWINE REALTY TRUST

Date: June 21, 2005	By:	/s/ Gerard H. Sweeney

Gerard H. Sweeney President and Chief Executive Officer